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                                                     Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)                              Three Months Ended
                                                 March 31
                                            ------------------
                                               1994      1993
EARNINGS:                                     ------    ------
Primary:
Net income, as reported                      $64,437    88,031
Preferred dividends declared (net of taxes)   (2,109)   (2,102)
                                             -------   -------
   Net income, as adjusted                   $62,328    85,929
                                             =======   =======

Fully diluted:
Net income, as reported                      $64,437    88,031
Additional PSOP expense (net of taxes) due to
 assumed conversion of preferred stock          (950)   (1,038)
                                             -------   -------
   Net income, as adjusted                   $63,487    86,993
                                             =======   =======

SHARES*:
Primary:
Weighted average number of common shares
 outstanding, per financial statements        84,521    84,176
Additional dilutive effect of outstanding stock
  options (based on treasury stock method using
  average market price)                          496       707
                                             -------   -------
   Weighted average, as adjusted              85,017    84,883
                                             =======   =======

Fully diluted:
Weighted average number of common shares
 outstanding, per financial statements        84,521    84,176
Additional dilutive effect of:
Convertible preferred stock                    4,088     4,126
Outstanding stock options (based on treasury
 stock method using market price at end of
 period)                                         515       730
                                             -------   -------
   Weighted average, as adjusted              89,124    89,032
                                             =======   =======
EARNINGS PER COMMON SHARE*:
 Primary                                       $0.73      1.01
 Fully diluted                                 $0.71      0.98

*As adjusted for 1994 2-for-1 stock split.